Exhibit 99.1

January 18, 2011

Mr. Jerry Swank
Swank Capital, LLC
8117 Preston Road
Suite 440
Dallas, Texas 75225

Mr. Christopher Pucillo
Solus Alternative Asset Management LP
430 Park Avenue, 9th Floor
New York, New York 10022

Dear Mr. Swank and Mr. Pucillo:

We have reviewed your letters dated January 5, 2011 and January 12, 2011, respectively, and feel it is in the best interests of all the Common Unitholders of Blueknight Energy Partners, L.P. (“Blueknight”) to address certain misunderstandings regarding Blueknight’s refinancing and to provide an update on potential modifications we are considering to the refinancing plan.  The proxy we hope to file in the coming weeks will detail the protracted efforts by Vitol, the prior and current Blueknight Board of Directors, the Conflicts Committee and more recently Charlesbank Capital Partners to resolve and move past many of the significant financial issues that Blueknight faced and to reestablish access to capital for Blueknight.

Everyone is well aware that Blueknight faced great uncertainty and many risks following the bankruptcy filing of SemCrude, et. al.  The loss of a majority of Blueknight’s revenues, its excessive debt, defaults and restrictive covenants under its credit facility, increased interest payments and costly bank fees, and its ongoing shareholder litigation created for Blueknight a set of narrow and unsatisfactory options.  You and other of our significant unitholders have access to capital and were certainly more than welcome to have submitted proposals for restructuring of the partnership.  To our knowledge, only one such proposal was ever submitted.  That proposal suggested an all-debt refinancing option, a notion determined to be infeasible by every investment banker with whom we discussed possible recapitalization ideas, including the same institution that had originally suggested the all-debt refinancing option.

Blueknight went to great lengths to figure out terms on which equity capital – true risk capital – could be made available to underwrite a refinancing plan.   We were well aware that without Vitol leading the refinancing, with both the equity infusion and with a new bank facility, there was no path to financial recovery.  None.  We were able to convince Vitol and later Charlesbank that bankruptcy was not the best solution for the Partnership, an option we did consider and one that would have certainly all but eliminated any remaining value for the Common Unitholders.

Mr. Jerry Swank
Mr. Christopher Pucillo
January 18, 2011

Vitol made a proposal to our Board of Directors to lead our refinancing, which was subsequently referred to a Conflicts Committee comprised of independent board members.  After a lengthy process, including the engagement of two financial advisors and numerous meetings, the Conflicts Committee approved the proposal and recommended its approval by our Board of Directors.

In connection with our refinancing, Vitol and Charlesbank provided significant risk capital.  Unlike debt, the preferred units issued to Vitol and Charlesbank are not supported by any collateral or security interest in our assets.  Unlike debt, the preferred unitholders cannot accelerate or present a claim for repayment if we fail to make a preferred distribution.  Unlike debt, the preferred units impose virtually no covenants or restrictions.   Unlike debt, we paid a token underwriting fee in connection with the issuance of the units.  The preferred dividend rate is equitable for the nature of the instrument and the continued risks faced by Blueknight.  Moreover, the contemplated structure of Phase Two of our refinancing plan allows for you and each of our other Common Unitholders to purchase up to $75 million of preferred units on exactly the same terms as those purchased by Vitol and Charlesbank.

Phase One of our refinancing plan is complete.   It is a contractual agreement, approved in accordance with the conflict provisions of our partnership agreement and will not be reopened in any respect.  Phase One of the recapitalization plan gives Blueknight a future.   Among other items, the issuance of the preferred units allowed Vitol and Charlesbank to attract new banks into Blueknight’s credit facility on very reasonable terms.  We believe that the blended cost of capital created by the preferred units and the new bank facility is very attractive for Blueknight and represented the lowest overall cost of capital available to the company at the time Phase One was completed.

We are now engaged in Phase Two of our refinancing plan.  This phase is intended to correct the legacy issues resulting from the SemGroup bankruptcy, which occurred long before Vitol’s involvement with Blueknight began.  Specifically, Phase Two seeks to correct the unachievable minimum quarterly distributions and the related accumulated arrearage, the presence of which fundamentally impede any future access to growth capital for Blueknight.

Vitol and Charlesbank made their preferred equity investment on the assumption, but not the condition, that our Common Unitholders will approve amendments to our partnership agreement.  When making their investment, Vitol and Charlesbank looked to the overall return.  They proposed a structure with two options:  to receive a higher rate of return on the preferred units if the subordinated units and incentive distribution rights have questionable future value due to a lack of growth potential, or a lower rate of return on the preferred units if the subordinated units and incentive distribution rights have elevated prospect for future value.  We believe approving Phase Two, which provides more incentive for Vitol and Charlesbank to grow Blueknight’s business intelligently over the long term and receive total return on their investment through their subordinated units and incentive distribution rights (as compared to a higher return on the preferred units), is in the long-term, best interests of our Common Unitholders.

Mr. Jerry Swank
Mr. Christopher Pucillo
January 18, 2011

Over the past few weeks we have received both constructive and some not so constructive input from our Common Unitholders regarding the terms of Phase Two of the refinancing plan.   Some comments seem to have arisen from a lack of clarity about a certain provision in the Global Transaction Agreement, which we intend to clarify.   Based on the constructive input received from Common Unitholders and some recommendations from the Conflicts Committee’s third party financial advisor, Vitol and Charlesbank have been discussing certain modifications of Phase Two and intend to submit such modifications to the Conflicts Committee for consideration.  We believe that all of these proposed changes will benefit our Common Unitholders.  Although we, as well as Vitol and Charlesbank, are of the opinion that the transactions without modification are fair to our common unitholders, Vitol and Charlesbank are discussing these modifications to enhance the probability of a favorable unitholder vote in connection with Phase Two of the refinancing plan.  We expect to file a Current Report on Form 8-K in the coming weeks outlining any changes to the Global Transactions Agreement and expect to follow with the unitholder proxy shortly thereafter.

In conclusion, let me ask that you and all of our Common Unitholders carefully read the forthcoming Form 8-K and proxy and consider the hurdles we have overcome to put Blueknight on a solid footing.   What happened to Blueknight and its Common Unitholders as a result of the SemGroup bankruptcy is regrettable.  Given the history of our partnership and the many challenges it has faced, we believe the Global Transaction Agreement is a major step forward for our partnership and clearly in the best interests of you and all of our Common Unitholders.

Respectfully,

/s/ James C. Dyer, IV

James C. Dyer, IV

cc: Mr. Daniel L. Spears, Swank Capital, LLC

JCD/sew